                                                                  Exhibit 10.35


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                                  IRU AGREEMENT
                          DATED AS OF October 5, 1998
                                 BY AND BETWEEN
                   QWEST COMMUNICATIONS CORPORATION ("Qwest")
                                       AND
                          GLOBIX CORPORATION ("Globix")
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
                                TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----
1.   DEFINITIONS..............................................................................................   1
2.   GRANT OF IRU IN QWEST NETWORK............................................................................   2
3.   CONSIDERATION FOR GRANT OF IRU...........................................................................   4
4.   DELIVERY, ACCEPTANCE AND TESTING OF SEGMENTS.............................................................   4
5.   TERM.....................................................................................................   5
6.   NETWORK ACCESS AND CAPACITY CONFIGURATION................................................................   5
7.   OPERATIONS...............................................................................................   6
8.   MAINTENANCE AND RESTORATION OF QWEST CAPACITY............................................................   7
9.   ACCESS TO QWEST POPS.....................................................................................   8
10.  USE OF QWEST CAPACITY....................................................................................   8
11.  INDEMNIFICATION..........................................................................................   9
12.  LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTEE.........................................................  10
13.  INSURANCE................................................................................................  11
14.  LATE PAYMENTS AND PERFORMANCES...........................................................................  11
15.  LIMITATION ON IRU GRANT..................................................................................  11
16.  TAXES, FEES AND OTHER GOVERNMENTAL IMPOSITIONS...........................................................  11
17.  NOTICE...................................................................................................  11
18.  CONFIDENTIALITY..........................................................................................  12
19.  DEFAULT..................................................................................................  13
20.  TERMINATION..............................................................................................  14
21.  FORCE MAJEURE............................................................................................  14
22.  WAIVER...................................................................................................  14
23.  GOVERNING LAW............................................................................................  15
24.  RULES OF CONSTRUCTION....................................................................................  15


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
25.  REPRESENTATIONS AND WARRANTIES...........................................................................  15
26.  PUBLICITY................................................................................................  16
27.  ASSIGNMENT...............................................................................................  16
28.  NO PERSONAL LIABILITY....................................................................................  16
29.  RELATIONSHIP OF THE PARTIES..............................................................................  16
30.  SEVERABILITY.............................................................................................  17
31.  COUNTERPARTS.............................................................................................  17
32.  ENTIRE AGREEMENT; AMENDMENT..............................................................................  17

                                    EXHIBITS

EXHIBIT A:  QWEST CAPACITY DESCRIPTION
EXHIBIT B:  QWEST CAPACITY SPECIFICATIONS AND ACCEPTANCE TESTING
EXHIBIT C:  QWEST ESCALATION AND CONTACT LIST
EXHIBIT D:  QWEST CAPACITY TECHNOLOGY UPGRADE


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
                              GLOBIX IRU AGREEMENT

         THIS IRU AGREEMENT (this "Agreement") is made and entered into as of the _____ day of ___________, 1998 ("Effective Date"), by and between QWEST COMMUNICATIONS CORPORATION, a Delaware corporation ("Qwest"), and GLOBIX CORPORATION, a Delaware corporation ("Globix").

                                    RECITALS

         WHEREAS, Qwest desires to hereby grant and Globix desires to be granted the right to use Capacity in Qwest's Network as more fully set forth herein.

         NOW THEREFORE, in consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  DEFINITIONS

         1.1 The following terms shall have the stated definitions in this Agreement.

         "Affiliate" means any person (i) which directly or indirectly controls or is controlled by, or is under common control with, a party hereto or (ii) 10% of which is held beneficially or of record by a party hereto or one of its subsidiaries.

         "Capacity" means the dedicated digital transmission capability of a given portion of the Qwest Network designed to transmit digital signals at a stated rate and otherwise perform in accordance with the specifications applicable to the portion of the Qwest Network utilized to provide the Capacity. All Capacity shall be provided by network facilities inclusive of all electronics and other equipment necessary for the intended operation of the Capacity; provided, however, that interruptions, outages, or degradations in the actual transmission capability of the Capacity may occur from time to time.

         "DS-0" means a quantity of Capacity capable of a data rate of approximately 64 kbs per second.

         "DS-0 V&H Miles" means the quantity of DS-0 times the V&H Miles for each Qwest Network segment, including, without limitation, the V&H Miles for the respective city pairs set forth in Exhibit A hereto.

         "DS-3" means a quantity of Capacity capable of a data rate of approximately 45 Mbs per second.

         "Impositions" means all taxes, fees, levies, imposts, duties, charges or withholdings of any nature (including, without limitation, gross receipts taxes and franchise, license and permit fees), together with any penalties, fines or interest thereon arising out of the transactions contemplated by this Agreement and/or imposed upon the Qwest Network by any federal, state or local government or other public taxing authority.

         "Indefeasible Right of Use" or "IRU" means an exclusive, non-cancelable, indefeasible right of use "as is and where is," for the purposes described herein, in the stated amount of Capacity on a Qwest Network Segment; provided, that the IRUs granted hereunder do not provide Globix with any ownership interest in or other rights to physical access to, control of, modification of, encumbrance in any manner of, or other use of the Qwest Network except as expressly set forth herein.

         "OC-3" means a quantity of Capacity capable of a data rate of approximately 155.520 Mbs per second.

         "OC-12" means a quantity of Capacity capable of a data rate of approximately 622.080 Mbs per second.

         "OC-48" means a quantity of Capacity capable of a data rate of approximately 2488.32 Mbs per second.

         "POP" means the point of presence where the Capacity is delivered to Globix.

         "Qwest Network" means the fiber optic network operated by Qwest.

         "Qwest Network Segment" means the portions of the Qwest Network between the points set forth in Exhibit A hereto, as such network may be expanded or modified during the term of this Agreement, and including any fiber optic transmission capacity which Qwest may obtain from another service provider and make available to Globix hereunder.

         "Upgrade Deadline Date" is December 31, 1999.

         "V&H Miles" is a measurement of the length in miles between the termination points of a Qwest Network Segment using airline miles and determined based on the vertical and horizontal geographic coordinates of the locations of the termination points.

2.  GRANT OF IRU IN QWEST NETWORK

         2.1 Qwest hereby grants to Globix an Indefeasible Right of Use, for the purposes described herein, in 6,537 DS-3 V&H Miles of Capacity (the "Total IRU DS-3 V&H Miles") in the Qwest Network, for the Term defined in Section 5.1, all on the terms and subject to the conditions set forth herein (the "Domestic IRU"). As Qwest's schedule for making Capacity available permits, 5,647 DS-3 V&H Miles of Capacity between the city pairs identified under Domestic City Pairs Phase 1 in Exhibit A hereto shall be made available to Globix. When 2,107 DS-3 V&H Miles of Capacity between the city pairs of Houston-Miami, Miami-Atlanta, and Atlanta-Washintgon, D.C., the city pairs under Domestic City Pairs Phase 2 in Exhibit A hereto, becomes available to Globix (the "Phase 2 Availability Date"), the 1,217 DS-3 V&H Miles of Capacity provided between Houston and Washington, D.C. under Domestic City Pairs Phase 1 in Exhibit A hereto shall be terminated. After the Phase 2 Availability Date, the total quantity of DS-3 V&H Miles of Capacity made available to Globix pursuant to this Agreement shall be 6,537 DS-3 V&H Miles of Capacity between the domestic city pairs identified in Exhibit A hereto but not including the city pair of Houston-Washington, D.C. For the year ending on the


                                       2
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Upgrade Deadline Date (the "First Year"), subject to section 2.4, any capacity provided during the First Year under the Domestic IRU shall be configured at an OC-3 level.

         2.2 Except as expressly set forth in the following sub-paragraphs, all Capacity comprising a portion of the Globix IRU shall be delivered to Globix at a cross-connect panel located in the Qwest POP in each designated city as set forth in Exhibit A hereto. Unless Globix has separately arranged for co-location space in any such Qwest facility, it shall be the responsibility of Globix to obtain any required transiting facilities or local distribution facilities to interconnect with the Qwest Capacity.

         2.3 Qwest hereby grants to Globix an Indefeasible Right of Use, for the purposes described herein, in DS-3 configured Capacity on Qwest's Gemini submarine cable system between the international city pair identified in Exhibit A hereto, for the Term defined in Section 5.1, all on the terms and subject to the conditions set forth herein (the "International IRU"). The Domestic IRU and the International IRU are hereinafter referred to as the "Globix IRU."

         2.4 Qwest hereby grants Globix an option (the "Upgrade Option") to maintain the Capacity of the Domestic IRU up to an OC-3 level after the Upgrade Deadline Date. In the event Globix fails to exercise the Upgrade Option any and all capacity provided under the Domestic IRU shall be reduced to a DS-3 level. The Upgrade Option shall be exercised on or before the Upgrade Deadline Date by delivery to Qwest of a valid written notice of exercise accompanied by the payment (the "Increase Payment") required pursuant to section 3.5 below.

         2.5 If, at Qwest's discretion, Qwest plans to upgrade the Qwest Network subject to the Globix IRU to either sixteen (16) or thirty two (32) lambda technology as defined in Exhibit D, Qwest shall provide to Globix ninety (90) days prior written notice of the planned upgrade (the "Upgrade Notification Date"). Upon notification of the upgrade, Globix shall have the option (the "Technology Option") to increase all and no less than all of Globix's Capacity acquired pursuant to this Agreement, provided (i) Qwest upgrades the Qwest Network in which Globix is granted the Globix IRU, (ii) Globix is not in default under this Agreement, and (iii) Globix pays the cost for the increased Capacity pursuant to Section 3.2 and Exhibit D. In the event Globix wishes to exercise the Technology Option, the capacity increase acquired pursuant to the Technology Option shall be proportional to Globix's share of the same fibers on which the Capacity of the Globix IRU is provided. Payment by Globix to Qwest for increased capacity acquired pursuant to exercise of the Technology Option shall be made in accordance with Section 3 below. Qwest's current network Capacity, the capacity increase permitted by the Technology Option, and the costs involved in calculating payment for such capacity increase are described in Exhibit D hereto. For each upgrade, Globix shall exercise the Technology Option once by delivery to Qwest of a single valid written notice of exercise accompanied by any payment required pursuant to Section 3. The Technology Option shall be exercised on a date (the "Upgrade Exercise Date") on or before ninety (90) days from the Upgrade Notification Date.


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
3.  CONSIDERATION FOR GRANT OF IRU

         3.1 In consideration of the grant of the Globix IRU described in
Article 2 above by Qwest to Globix, Globix agrees to pay to Qwest an IRU fee of Nine Million One Hundred Ninety Two Thousand One Hundred Seventy Six U.S. Dollars (US$9,192,176.00) (the "IRU Fee").

                        TABLE 3.1--COST PER DS-0 V&H MILE

         DS-3 to OC-48 Capacity Configuration        Cost Per DS-0 V&H Mile
                                                             US $ 1.50
         Monthly O&M Charges for 20 years                    US $.0035

         3.2 Globix shall pay to Qwest ten percent (10%) of the IRU Fee upon execution of this Agreement. From the Effective Date to the first anniversary of the Effective Date, as Capacity is accepted by Globix, the amount due and payable is calculated by multiplying ninety percent (90%) of the IRU Fee ("Balance") by the quantity of DS-3 V&H Miles of Capacity being accepted by Globix and dividing by the quantity of DS-3 V&H Miles described in section 2.1 above. On the first anniversary of the Effective Date of this Agreement, any Balance amount that has not yet been paid to Qwest is due and payable regardless of whether Globix has accepted any or all of the Capacity subject to Qwest making such Capacity available to Globix.

         3.3 In the event that the quantity of Qwest Capacity acquired by Globix as set forth in Exhibit A of this Agreement is greater than the quantity of DS-3 V&H miles described in section 2.1 above, Globix shall pay to Qwest an amount equal to US$1.50 multiplied by the number of DS-0 V&H Miles of such difference in quantity of Capacity.

         3.4 Globix shall pay the maintenance charges set forth in Article 8.

         3.5 The Increase Payment shall be Eleven Million Three Hundred Eighty Four Thousand Three Hundred Fifty Two U.S. Dollars (US$11,384,352.00).

4.  DELIVERY, ACCEPTANCE AND TESTING OF SEGMENTS

         4.1 Capacity will be made available to Globix by Qwest as Qwest's schedule for building capacity permits. Capacity provided pursuant to the International IRU may be accepted sometime between October 1, 1998 and December 31, 1998.

         4.2 At delivery the Qwest Capacity shall comply with the specifications set forth in Exhibit B hereto (Qwest Capacity Specifications and Acceptance Testing). Qwest shall test the Qwest Capacity in accordance with the procedures specified in Exhibit B to verify that the Qwest Capacity is operating in accordance with the applicable specifications described in Exhibit B. Qwest shall provide Globix with reasonable advance notice of the date and time of each Qwest Capacity


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acceptance test (each of which shall take place during normal business hours)
such that Globix shall have the right, but not the obligation, to have a person or persons present to observe the tests.

         4.3. In the event the results of any Qwest Capacity acceptance test show that the Qwest Capacity is not operating within the parameters of the applicable specifications set forth in Exhibit B, Qwest shall expeditiously take such action as shall be reasonably necessary, with respect to such portion of the Qwest Capacity as does not operate within the parameters of the applicable specifications, to bring the operating standards of such portion of the Qwest Capacity within such parameters.

         4.4 If and when Qwest notifies Globix that the test results of the Qwest Capacity acceptance test are within the parameters of the specifications in Exhibit B with respect to the tested Qwest Capacity, Globix shall provide Qwest with a written notice accepting such Qwest Capacity. If Globix fails to notify Qwest of its acceptance or rejection of the final test results with respect to the Qwest Capacity within ten (10) business days after its receipt of notice of such test results, Globix shall be deemed to have accepted such Qwest Capacity. The date of such notice of acceptance (or deemed acceptance) of the Qwest Capacity shall be the "Acceptance Date" for that Qwest Capacity.

5.  TERM

         5.1 The term of this Agreement (the "Term") shall begin on the Effective Date (provided that the grant of the IRU hereunder with respect to any Capacity shall not become effective until the Acceptance Date for that Capacity); and, subject to the provisions of Section 5.2, shall continue until the earlier of:


         (a) 20 years from the last Acceptance Date of Capacity provided hereunder (provided that the grant of IRU hereunder with respect to any Capacity shall not be longer than 20 years from the Acceptance Date for that Capacity pursuant to Article
                  4); or

         (b) the date on which Globix notifies Qwest in writing that the Capacity subject to this Agreement has, in Globix's view, reached the end of its economically useful life and that Globix desires to not retain the Globix IRU in such Capacity.

         5.2 Upon the expiration of the Term hereof all of Globix's rights to the use of the Capacity subject to this agreement shall revert to Qwest without reimbursement of any fees or other payments previously made with respect thereto, and from and after such time Globix shall have no further rights or obligations with respect thereto.

6.  NETWORK ACCESS AND CAPACITY CONFIGURATION

         6.1 Qwest will provide Globix with access to the Capacity at designated POPs at the city pairs described in Exhibit A hereto.


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
         6.2 In the event that Globix desires to reconfigure the location or quantity of Capacity it acquires hereunder so as to be different than the configuration set forth on Exhibit A hereto, Globix shall notify Qwest of its desired reconfiguration.

         (a) Subject to availability, Qwest will implement the reconfiguration of the Capacity as requested by Globix, subject to the following conditions: Subject to the terms set forth in Section 2.5 of this Agreement, Qwest shall have the sole and exclusive discretion to determine whether Globix may have Capacity in excess of OC-48 on any Qwest Network Segment.

         (b) Subsequent to the initial configuration, a Non-Recurring Charge ("NRC") equal to US$5,000.00 shall be applicable to each reconfiguration which requires the physical rerouting of a circuit on which Capacity is provided. As an example and without limiting the generality of the above, if Capacity is being provided between New York and Los Angeles via Denver, and a new drop and insert point is desired in Denver, no NRC would apply; however, if a new drop and insert point in Chicago were requested, the NRC would apply.

         (c) Qwest shall recompute the V&H Miles utilized by the reconfigured Capacity. If the quantity of V&H Miles utilized by the reconfigured Capacity is less than the quantity of V&H Miles before the reconfiguration, Qwest shall not pay Globix for any part of the difference. In the event the quantity of V&H Miles utilized by the reconfigured Capacity is greater than the quantity of V&H Miles before the reconfiguration, Globix shall pay to Qwest for the difference: at the rate of US$1.50 per DS-0 V&H Mile for a configured segment.

7.  OPERATIONS

         7.1 Except as may be expressly set forth in this Agreement, the grant of any IRU under this Agreement shall not provide the recipient of the IRU any authority to control any network and service configuration or designs, routing configurations, regrooming, rearrangement or consolidation of channels or circuits or any related functions with regard to the Qwest Network.

         7.2 At any time during the term of this Agreement, by not less than 120 days written notice to Globix, Qwest, with Globix's prior written approval (which approval shall not be unreasonably delayed or withheld) may substitute for the Capacity being provided on any Qwest Network Segment, an equal amount of Capacity along an alternative route; provided that in any such event, such substitution (i) shall be without unreasonable interruption of service and use,
(ii) shall be at the sole cost of Qwest including, without limitation, all disconnect and reconnect costs, fees and expenses, (iii) shall be in accordance with the specifications set forth in Exhibit B, and (iv) shall not result in an adverse change to the operations, performance, or connection points of Globix's business or network.


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
8.  MAINTENANCE AND RESTORATION OF QWEST CAPACITY

         8.1 Qwest will provide or cause to be provided maintenance for the Qwest Capacity using its standard maintenance procedures, which procedures shall be consistent with telecommunications industry standards. The monthly charge for maintenance of the Qwest Capacity between all the domestic city pairs identified in Exhibit A hereto excluding the Houston-Washington, D.C. city pair shall be Thirteen Thousand Two Hundred Eighty Two U.S. Dollars (US $13,282.00) (the "Domestic Maintenance Fee"). In the event that Globix exercises the Upgrade Option, the Domestic Maintenance Fee shall thereafter be U.S. Dollars (US $39,845.00). The monthly charge for maintenance of the Qwest Capacity between the international city pair identified in Exhibit A hereto (the "International Maintenance Fee") shall be Ten Thousand U.S. Dollars (US $10,000.00). From the Effective Date to the first anniversary of the Effective date, the monthly charge that Globix shall pay to Qwest for maintenance of the Qwest Capacity shall be the sum of (i) the Domestic Maintenance Fee multiplied by the quantity of DS-3 V&H Miles of Capacity that Globix has accepted and divided by the Total IRU DS-3 V&H Miles and (ii) the International Maintenance Fee. Beginning on the first anniversary of the Effective Date, the monthly charge for maintenance shall be the greater of (i) the sum of the International Maintenance Fee and the Domestic Maintenance Fee (the "Minimum Maintenance Fee") or (ii) the sum of (a) the International Maintenance Fee and (b) the number of DS-0 V&H Miles of Capacity between domestic city pairs made available to Globix hereunder multipled by US$0.0035 (the "Monthly Maintenance Rate"). The Minimum Maintenance Fee and the Monthly Maintenance Rate shall be subject to an annual CPI adjustment, beginning on the first anniversary of the Effective Date based on increases in the United States Bureau of Labor Statistics, CPI-U All Services Index; provided that the annual adjustment shall not exceed 3%.

         8.2 Qwest will use reasonable commercial efforts to provide the maintenance services described in this Article. Such maintenance does not ensure the continuous operation of the Qwest Capacity in accordance with the specifications set forth in Exhibit B at all times during the Term. Globix acknowledges that service interruptions, outages, or degradations may occur, and agrees that any such event shall not constitute a default by Qwest under this Agreement.

         8.3 GLOBIX ACKNOWLEDGES THE POSSIBILITY OF AN UNSCHEDULED, CONTINUOUS AND/OR INTERRUPTED PERIOD OF TIME WHEN ANY OR ALL CAPACITY PROVIDED HEREUNDER IS "UNAVAILABLE" (AS DEFINED IN THE SPECIFICATIONS SET FORTH IN EXHIBIT B) (HEREAFTER AN "OUTAGE"). IN THE EVENT OF AN OUTAGE, GLOBIX SHALL BE ENTITLED TO A CREDIT (THE "OUTAGE CREDIT") DETERMINED ACCORDING TO THE FOLLOWING: $45 PER HOUR FOR AN OUTAGE FOR A DS-3; $137 PER HOUR FOR AN OUTAGE FOR AN OC-3; AND $550 PER HOUR FOR AN OUTAGE FOR AN OC-12; $2,200 PER HOUR FOR AN OUTAGE FOR AN OC-48. CAPACITY SHALL BE "unavailable" for at least two consecutive hours before an Outage Credit shall apply. The Outage Credit shall apply to the monthly Maintenance Fee or, at Globix's discretion, toward any future purchase of Capacity under separate terms and conditions. The length of each Outage shall be calculated in hours and shall include fractional portions thereof. An Outage shall be deemed to have commenced upon verifiable notification thereof by Globix to Qwest, or, when indicated by network control information actually known to Qwest network personnel, whichever is earlier. Each Outage shall be deemed to terminate upon restoration of the affected Globix IRU as evidenced by appropriate network tests by Qwest. Qwest shall give notice to Globix of any scheduled outage as early as is practicable, and a


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
scheduled outage shall under no circumstance be viewed as an Outage hereunder. Outage Credits shall not be granted if the malfunction of any end-to end circuit is due to an Outage or other defect occurring in Globix's interconnection with the Qwest Network. Following receipt of Globix's request for credit and at Globix's discretion, all Outage Credits shall either be a credit towards (1) the Monthly Maintenance Fee on the next monthly invoice for the affected Capacity, or (2) future purchases of Capacity under separate terms and conditions . The total of all Outage Credits applicable to or accruing in any given month shall not exceed the amount payable by Globix to Qwest for that same month for such Capacity. The Outage Credit described in this Section shall be the sole and exclusive remedy of Globix in the event of any Outage, and under no circumstance shall an outage be deemed a default under this Agreement.

         8.4 Globix shall notify Qwest to report an Outage by using the contact numbers on the "Escalation and Contact List" appended hereto as Exhibit C. Globix shall call the 24 Hours Response "Hot-Line" (First Level Escalation) and send a facsimile to the Ring Operations Center to report an Outage.

         8.5 Qwest shall use commercially reasonable efforts to ensure and certify that all vendor software and/or hardware used in connection with the Services provided hereunder are fully Year 2000 compliant.

9.  ACCESS TO QWEST POPS

         9.1 Globix and its designees (such as local telecommunications providers) shall have access, according to standards reasonable in the telecommunications industry, to the Qwest POPs at the endpoints of each Qwest Network Segment and shall have the right to interconnect with Qwest's Capacity according to the standards and procedures regularly established by Qwest.

10. USE OF QWEST CAPACITY

         10.1 Globix warrants that its use of the Qwest Capacity shall comply with all applicable government codes, ordinances, laws, rules, regulations and/or restrictions.

         10.2 Globix agrees and acknowledges that this Agreement grants no right to use any element of the Qwest Network other than the Capacity granted herein. Globix shall keep any and all of the Qwest Network, other than the Capacity, free from any liens, rights or claims of any third party attributable to Globix that materially, adversely affect or impair Qwest's exclusive use of the Qwest Network.

         10.3 Globix shall be responsible for its own configuration and use of the Qwest Capacity; including the provision of all interconnection facilities, network equipment, testing equipment and procedures, maintenance, and other facilities or actions necessary to utilize the Qwest Capacity. Globix shall conduct all such operations and use of the Qwest Capacity in manner which does not interfere with the operations of the Qwest Network or the use thereof by any other customer of Qwest. Globix shall comply at all times with the operating procedures and interconnection requirements of Qwest.


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
         10.4 Globix shall include in each Globix agreement or tariff covering any service provided to any third party through use of the Qwest Capacity a provision which has the legal consequence of limiting the liability of Globix thereunder for interruptions, failures, or degradation of service to the charges received by Globix for such service.

         10.5 Globix and Qwest each agree to cooperate with and support the other in complying with any requirements applicable to their respective rights and obligations hereunder by any governmental or regulatory agency or authority.

11. INDEMNIFICATION

         11.1 Subject to the provisions of Article 12, Qwest hereby releases and agrees to indemnify, defend, protect and hold harmless Globix, its employees, officers, directors, agents, shareholders and affiliates, from and against, and assumes liability for:

         (a) Any injury, loss or damage to any person, tangible property or facilities of any person or entity (including reasonable attorneys' fees and costs) to the extent arising out of or resulting from the acts or omissions, negligent or otherwise, of Qwest, its officers, employees, servants, affiliates, agents, contractors, licensees, invitees or vendors arising out of or in connection with a default by Qwest in the performance of its obligations under this Agreement;

         (b) Any claims, liabilities or damages arising out of any violation by Qwest of any regulation, rule, statute or court order of any local, state or federal governmental agency, court or body in connection with the performance of its obligations under this Agreement; and

         (c) Any claims, liabilities or damages arising out of any interference with or infringement of the rights of any third party as a result of Globix's use of the IRU and the Capacity in accordance with the provisions of this Agreement.

         11.2 Subject to the provisions of Article 12, Globix hereby releases and agrees to indemnify, defend, protect and hold harmless Qwest, its employees, officers, directors, agents, shareholders and affiliates, from and against, and assumes liability for:

         (a) Any injury, loss or damage to any person, tangible property or facilities of any person or entity (including reasonable attorneys' fees and costs) to the extent arising out of or resulting from the acts or omissions, negligent or otherwise, of Globix, its officers, employees, servants, affiliates, agents, contractors, licensees, invitees or vendors arising out of or in connection with a default by Globix in the performance of its obligations under this Agreement;

         (b) Any claims, liabilities or damages arising out of any violation by Globix of any regulation, rule, statute or court order of any local, state or federal governmental agency, court or body in connection with its use of the IRU and/or the Capacity hereunder; and


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
         (c) Any claims, liabilities or damages arising out of any interference with or infringement of the rights of any third party as a result of Globix's use of the IRU and/or the Capacity not in accordance with the provisions of this Agreement.

         11.3 The parties hereby expressly recognize and agree that each party's said obligation to indemnify, defend, protect and save the other harmless is not a material obligation to the continuing performance of the parties' other obligations, if any, hereunder. In the event that a party shall fail for any reason to so indemnify, defend, protect and save the other harmless, the injured party hereby expressly recognizes that its sole remedy in such event shall be the right to bring an arbitration proceeding pursuant to the terms of this Agreement against the other party for its damages as a result of the other party's said failure to indemnify, defend, protect and save harmless. These obligations shall survive the expiration or termination of this Agreement.

         11.4 Nothing contained herein shall operate as a limitation on the right of either party hereto to bring an action for damages against any third party, including indirect, special or consequential damages, based on any acts or omissions of such third party as such acts or omissions may affect the construction, operation or use of the Capacity or the Qwest Network; provided, however, that each party hereto shall assign such rights or claims, execute such documents and do whatever else may be reasonably necessary to enable the other party to pursue any such action against such third party.

12. LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTEE

         12.1 Qwest warrants that the Capacity shall operate in accordance with the standards established by Qwest for the Qwest Network generally (hereinafter the "Technical Standards"). If Qwest determines that the Capacity is not being provided in accordance with the Technical Standards, Qwest shall use reasonable efforts under the circumstances to conform the Capacity to the Technical Standards.

         12.2 THE WARRANTIES CONTAINED IN SECTION 12.1 OF THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. QWEST HEREBY SPECIFICALLY DISCLAIMS ANY LIABILITY TO GLOBIX FOR INTERRUPTIONS AFFECTING THE CAPACITY FURNISHED HEREUNDER WHICH ARE ATTRIBUTABLE TO GLOBIX'S INTERCONNECTION FACILITIES OR TO GLOBIX'S EQUIPMENT FAILURES, OR TO GLOBIX'S BREACH OF THIS AGREEMENT.

         12.3 Notwithstanding any provision of this Agreement to the contrary, in no event shall Qwest or any of its Affiliates be liable to Globix or any of its Affiliates or employees or to any third party for: (a) any loss of profit or revenue, or for any indirect, consequential, incidental, punitive or similar or additional damages, whether incurred or suffered as a result of unavailability of facilities or Capacity, performance, non-performance, termination, breach, or other action or inaction under this agreement, or for any other reason, even if Globix advises

Qwest of the possibility of such loss or damage; or (b) for any outage or incorrect or defective transmissions, or any direct or indirect consequences thereof.

13. INSURANCE

         13.1 During the term of this Agreement, Globix shall obtain and maintain, at its expense, an appropriate insurance policy with terms and coverage thresholds equal to or greater than the industry standard for major global telecommunications carriers for protection against all risks associated with the Capacity as reasonably deemed necessary by Globix acting reasonably.

14. LATE PAYMENTS AND PERFORMANCES

         14.1 In the event a party shall fail to make any payment under this Agreement when due, such amounts shall accrue interest, from the date such payment is due until paid, including accrued interest, at an annual rate equal to one hundred fifty percent (150%) of the prime rate of interest published by The Wall Street Journal as the base rate on corporate loans posted by a percentage of the nation's largest banks on the date any such payment is due or, if lower, the highest percentage allowed by law.

15. LIMITATION ON IRU GRANT

         15.1 Although the IRU permits non-cancelable use thereof, the IRU granted in this Agreement does not provide Globix with any ownership or other posessory interests in any real property, conduit, fiber, or equipment in or on the Qwest Network or along the routes of the Qwest Network.

16. TAXES, FEES AND OTHER GOVERNMENTAL IMPOSITIONS

         16.1 Each party shall be independently responsible for any Impositions properly payable with respect to the Capacity acquired by said party pursuant to the IRU Agreement entered into hereunder. Further, the parties agree that they will cooperate with each other and coordinate their mutual efforts concerning audits, or other such inquiries, filings, reports, etc., as may relate solely to the activities or transactions arising from or under this Agreement, which may be required or initiated from or by any duly authorized governmental tax authority.

17. NOTICE

         17.1 Unless otherwise provided herein, all notices and communications concerning this Agreement shall be addressed to the other party as follows:

         If to Qwest:      Qwest Communications Corporation
                           ATTENTION:  President
                           555 Seventeenth Street
                           Denver, Colorado  80202
                           Telephone No.: (303) 291-1400
                           Facsimile No.: (303) 291-1724
         with a copy to:   Qwest Communications Corporation
                           ATTENTION:  General Counsel
                           555 Seventeenth Street
                           Denver, Colorado  80202
                           Telephone No.: (303) 291-1400
                           Facsimile No.: (303) 291-1724

         If to Globix:     Globix Corporation
                           ATTENTION:  Marc Bell
                           139 Center Street
                           New York, New York
                           Telephone No.: 212-334-8500
                           Facsimile No.: 212-334-8507

         with a copy to:   Arnold N. Bressler, Esq.
                           Millberg Weiss Bershad Hynes & Lerach LLP
                           One Pennsylvania plaza
                           New York, New York 10119
                           Telephone No.: 212-594-5300
                           Facsimile No.: 212-868-1229

or at such other address as either party may designated from time to time in writing to the other party.

         17.2 Unless otherwise provided herein, notices shall be hand delivered, sent by registered or certified U.S. mail, postage prepaid, or by commercial overnight delivery service, or transmitted by facsimile, and shall be deemed served or delivered to the addressee or its office when received at the address for notice specified above when hand delivered, upon confirmation of sending when sent by fax, on the day after being sent when sent by overnight delivery service, or three (3) days after deposit in the mail when sent by U.S. mail.

18. CONFIDENTIALITY

         18.1 Qwest and Globix hereby agree that if either party provides confidential or proprietary information to the other party ("Proprietary Information"), such Proprietary Information shall be held in confidence, and the receiving party shall afford such Proprietary Information the same care and protection as it affords generally to its own confidential and proprietary information (which in any case shall be not less than reasonable care) in order to avoid disclosure to or unauthorized use by any third party. This Agreement, including all of the terms, conditions and provisions hereof, constitutes Proprietary Information, and all information disclosed by either party to the other in connection with or pursuant to this Agreement shall be deemed to be Proprietary Information, provided that written information is clearly marked in a conspicuous place as confidential or proprietary, and verbal information is indicated as being confidential or proprietary when given or promptly confirmed in writing as such thereafter. All Proprietary Information, unless otherwise specified in writing, shall remain the property of the disclosing party, shall be used by the receiving party only for the intended purpose, and such written Proprietary Information, including all copies thereof, shall be returned to the disclosing party or destroyed after the receiving party's need for it has expired or upon the request of the disclosing party. Proprietary Information shall not be reproduced except to the extent necessary to accomplish the purposes and intent of this Agreement, or as otherwise may be permitted in writing by the disclosing party.

         18.2 The foregoing provisions of Section 18.1 shall not apply to any Proprietary Information which (i) becomes publicly available other than through the recipient; (ii) is required to be disclosed by a governmental or judicial law, order, rule or regulation; (iii) is independently developed by the disclosing party; or (iv) becomes available to the disclosing party without restriction from a third party. If any Proprietary Information is required to be disclosed pursuant to the foregoing clause (ii), the party required to make such disclosure shall promptly inform the other party of the requirements of such disclosure.

         18.3 Notwithstanding Sections 18.1 and 18.2 of this Article, either party may disclose Proprietary Information to its employees, agents, and legal, financial, and accounting advisors and providers (including its lenders and other financiers) to the extent necessary or appropriate in connection with the negotiation and/or performance of this Agreement or its obtaining of financing, provided that each such party is notified of the confidential and proprietary nature of such Proprietary Information and is subject to or agrees to be bound by similar restrictions on its use and disclosure.

         18.4 The provisions of this Article 18 shall survive expiration or termination of this Agreement.

19. DEFAULT

         19.1 A party shall be in default under this Agreement sixty (60) days after the non-defaulting party shall have given written notice of such default unless the defaulting party shall have cured such default or such default is otherwise waived by the non-defaulting party within such sixty (60) days; provided, however, that where any such default other than the payment of money cannot reasonably be cured within such 60-day period, if the defaulting party shall proceed promptly to cure the same and prosecute such cure with due diligence, the time for curing such default shall be extended for such period of time not to exceed one hundred twenty (120) days as may be necessary to complete such cure.

         19.2 An event of default for Globix also shall include, but not be limited to, failure to make any payment when due hereunder. Events of default for Qwest include breach of any material provision hereof, the making of a general assignment for the benefit of its creditors, the filing of a voluntary petition in bankruptcy or the filing of a petition in bankruptcy or other insolvency protection against either party which is not dismissed within ninety
(90) days thereafter, or the filing by either party of any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution, or similar relief.

         19.3 In addition to the specific remedies provided hereunder, upon any payment or other default by a party, after notice thereof the non-defaulting party may (i) take such action as it determines, in its sole discretion, to be necessary to correct the default, and/or (ii) pursue any legal remedies it may have under applicable law or principles of equity relating to such default, including, without limitation, the termination of any applicable IRU Agreement provided that appropriate notice has been given under this section and any such IRU Agreement. Notwithstanding the above, if the defaulting party certifies in good faith to the non-defaulting party in writing that a default has been cured, such default shall be deemed to be cured unless the non-defaulting party otherwise notifies the defaulting party in writing within fifteen (15) days of receipt of such notice.

20. TERMINATION

         20.1 Either party may terminate this Agreement upon the failure of the other party to cure an event of default as required by Article 19. In the event of a termination of this Agreement by Globix due to Qwest's failure to cure a default, Qwest shall refund to Globix a pro rata share of the IRU Fee in accordance with the following formula: Remaining time on the term of Capacity accepted hereunder multiplied by the amount already paid for such Capacity divided by 240 months. The period of time remaining on the term of each Capacity accepted hereunder shall be calculated in months and shall include fractional portions thereof.

         20.2 Notwithstanding the foregoing, no termination or expiration of this Agreement shall affect the rights or obligations of any party hereto with respect to any then existing defaults or the obligation to make any payment hereunder for services rendered prior to the date of termination or expiration.

21. FORCE MAJEURE

         21.1 Neither party shall be in default under this Agreement if and to the extent that any delay in such party's performance of one or more of its obligations hereunder is caused by any of the following conditions, and such party's performance of such obligation or obligations shall be excused and extended for and during the period of any such delay: act of God; fire; flood; fiber, material shortages or unavailability or other delay in delivery not resulting from the responsible party's failure to timely place orders therefor; lack of or delay in transportation; government codes, ordinances, laws, rules, regulations or restrictions (collectively, "Regulations"); war or civil disorder; failure of a third party to grant a required right-of-way permit, easement, or other required authorization for use of the intended right-of-way, or any other cause beyond the commercially reasonable control of such party. The party claiming relief under this Article shall notify the other in writing of the existence of the event relied on and the cessation or termination of said event.

22. WAIVER

         22.1 The failure of either party hereto to enforce any of the provisions of this Agreement, or the waiver thereof in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

23. GOVERNING LAW

         23.1 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado, without reference to to any provision thereof which would cause the application of the laws of another jurisdiction to this agreement.

24. RULES OF CONSTRUCTION

         24.1 The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content. Words in this Agreement which import the singular connotation shall be interpreted as plural, and words which import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require.

         24.2 Unless expressly defined herein, words having well known technical or trade meanings shall be so construed. All listing of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

         24.3 Except as set forth to the contrary herein, any right or remedy of Globix or Qwest shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

         24.4 This Agreement has been fully negotiated between and jointly drafted by the parties.

         24.5 In the event of a conflict between the provisions of this Agreement and those of any Exhibit, the provisions of this Agreement shall prevail and such Exhibit shall be corrected accordingly.

         24.6 All actions, activities, consents, approvals and other undertakings of the parties in this Agreement shall be performed in a reasonable and timely manner, it being expressly acknowledged and understood that time is of the essence in the performance of obligations required to be performed by a date expressly specified herein. Except as specifically set forth herein, for the purpose of this Article the normal standards of performance within the telecommunications industry in the relevant market shall be the measure of whether a party's performance is reasonable and timely.

25. REPRESENTATIONS AND WARRANTIES

         25.1 Each party represents and warrants that:

         It has the full right and authority to enter into, execute, deliver and perform its obligations under this Agreement;

         It has taken all requisite corporate action to approve the execution, delivery and performance of this Agreement;

         This Agreement constitutes a legal, valid and binding obligation enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, creditors' rights and general equitable principles; and

         Its execution of and performance under this Agreement shall not violate any applicable existing regulations, rules, statutes or court orders of any local, state or federal government agency, court or body of any country or any contract or other agreement the party is subject to.

26. PUBLICITY

         26.1 The parties shall cooperate in developing the content and timing of all press releases and all other publicity related to the subject matter of this Agreement.

27. ASSIGNMENT

         27.1 Each party may assign its rights and obligations under this Agreement to any of its Affiliates, successors through merger, or acquirers of substantially all of its assets without the consent of the other party. All the rights and benefits of this Agreement shall inure to any successor and assign of either party hereunder.

         27.2 Any attempted assignment except an assignment permitted by Section
27.1 above shall be of no force or effect, and shall be null and void, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

28. NO PERSONAL LIABILITY

         28.1 Each action or claim against any party arising under or relating to this Agreement shall be made only against such party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer or director of the other party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Article and shall be entitled to enforce the obligations of this Article.

29. RELATIONSHIP OF THE PARTIES

         29.1 The relationship between Globix and Qwest shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including but not limited to federal income tax purposes. Globix and Qwest, in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk.

30. SEVERABILITY

         30.1 If any term, covenant or condition contained herein shall, to any extent, be invalid or unenforceable in any respect under the laws governing this Agreement, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

31. COUNTERPARTS

         31.2 This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

32. ENTIRE AGREEMENT; AMENDMENT

         32.3 This Agreement constitutes the entire and final agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof, which are of no further force or effect. The Exhibits referred to herein are integral parts hereof and are hereby made a part of this Agreement. This Agreement may only be modified or supplemented by an instrument in writing executed by a duly authorized representative of each party.

         In confirmation of their consent and agreement to the terms and conditions contained in this IRU Agreement and intending to be legally bound hereby, the parties have executed this IRU Agreement as of the date first above written.


                                    "Qwest":
                                    QWEST COMMUNICATIONS CORPORATION,
                                    a Delaware corporation

                                    By:    /s/
                                        ---------------------------------------
                                    Name:  Gregory M. Casey
                                          -------------------------------------
                                    Title: Sr. V.P., Carrier Markets
                                          -------------------------------------

                                    "Globix":
                                    GLOBIX CORPORATION,
                                    a Delaware corporation

                                    By:    /s/ Marc H. Bell
                                        ----------------------------------------
                                    Name:  Marc H. Bell
                                    Title: President

                      EXHIBIT A: QWEST CAPACITY DESCRIPTION

------------------------------------------------------------------
     DOMESTIC CITY PAIRS PHASE 1                         V&H Miles
------------------------------------------------------------------
New York                     Chicago                           709
------------------------------------------------------------------
Chicago                      San Jose                         1836
------------------------------------------------------------------
San Jose                     LAX                               307
------------------------------------------------------------------
LAX                          Houston                          1375
------------------------------------------------------------------
Houston                      Washington, DC                   1217
------------------------------------------------------------------
Washington, DC               New York                          203
------------------------------------------------------------------
TOTAL:                                                       5,647
------------------------------------------------------------------

------------------------------------------------------------------
     DOMESTIC CITY PAIRS PHASE 2                         V&H Miles
------------------------------------------------------------------
Houston                      Miami                             967
------------------------------------------------------------------
Miami                        Atlanta                           599
------------------------------------------------------------------
Atlanta                      Washington, DC                    541
------------------------------------------------------------------
TOTAL:                                                       2,107
------------------------------------------------------------------

------------------------------------------------------------------
     INTERNATIONAL CITY PAIRS
------------------------------------------------------------------
New York                     -London
------------------------------------------------------------------

EXHIBIT B: QWEST CAPACITY SPECIFICATIONS AND ACCEPTANCE TESTING

1.   INTERCONNECT SPECIFICATIONS:

1.1  The customer interconnection point of DS-1 & DS-3 signals at the Qwest
     (SPT) location will be at an industry standard (DSX-1) & (DSX-3) digital cross-connect panels and will be referred to as Qwest Network Interface in this document.

1.2 The DS-1 & DS-3 signals terminating at the Qwest digital cross-connect panels will meet the electrical specifications as defined in AT&T Compatibility Bulletin (CB) No. 119, Issue 3, October, 1979.

1.3 The Qwest Digital Network will be compatible with the Bell System hierarchical clock synchronization methods and stratum levels as described in Bellcore Technical Advisory (GR436-Core).

1.4 Customer equipment must also meet the interconnect specifications listed above and shall comply with jitter requirements of AT&T Technical Reference PUB 63411.

2.   PERFORMANCE OBJECTIVES:

2.1 DS1, DS3, OC-3, OC-12, OC-48, OC-3c, OC-12c, and OC-48c circuit performance will be measured using two parameters: Availability and Error-Free Seconds.

     The following assumptions apply to the derived data:

          -    The circuits originate and terminate on the SONET OC-48 backbone

          -    High speed protection switching: 1 for N, where N=2

          -    MTTR for SONET equipment: 2 hours

          -    MTTR for fiber optic cable: 12 hours (Bellcore Standard)

          - Cable cut rate: 4.39/year/1,000 sheath miles (Bellcore Standard) The system includes three (3) DCS in Los Angeles, Sacramento, and San Jose (although not all circuits are routed through the DCS, they are included in all the calculations)

2.2 Availability is a measure of the relative amount of time during which the circuit is available for use. According to CCITT and ANSI definitions, unavailability begins when the Bit Error Ratio (BER) in each second is worse than 1.0 E-3 for a period of 10 consecutive seconds.

     INTER OFFICE CHANNEL (IOC) : An Inter Office Channel refers to the Qwest Communications network between the points of presence (POP).

     OPTICAL CARRIER LEVEL 1 (OC-1) : The optical signal that results from an optical conversion of an electrical STS-1 signal (51.840 Mb/s). This signal forms the basis of the interface.

          OC-3: Optical Carrier level 3 signal operating at 155.520 Mb/s.

          OC-12: Optical Carrier level 12 signal transmitting at 622.080 Mb/s.

          OC-48: Optical Carrier level 48 signal transmitting at 2488.32 Mb/s.

     POINT OF PRESENCE (POP) : A physical location where a long distance carrier terminates lines before connecting to the local exchange carrier, another carrier, or directly to a customer.

2.3 The availability objective for all circuits between Qwest Network Interface points specified above is to provide performance levels over a 12 month period as follows:

---------------------------------------------------------------------------------------
V&H MILES                       DS1, DS3, OC-3, OC-12, OC-48, OC-3c, OC-12c, and OC-48c
---------------------------------------------------------------------------------------
    0-2500                                              99.999%
---------------------------------------------------------------------------------------
 2501-4000                                              99.998%
---------------------------------------------------------------------------------------

     This excludes any customer provided access links to the Qwest digital network.

2.4 Outages attributable to incidental damage to or severage of outside fiber optic cable plant, or scheduled maintenance is excluded from the performance objective stated above.

2.5 Error-Free Seconds (EFS) and Error Seconds (ES) are the primary measure of error performance. An Error-Free Second is defined as any second in which no bit errors are received. Conversely, an Error Second is any second in which one or more bit errors are received.

3. SONET: Synchronous Optical Network is a family of optical transmission rates and interface standards allowing internetworking of products from different vendors. Base optical rate is 51.840 Mb/s. Higher rates are direct multiples.

     SONET TRANSPORT: Facilities associated with carrying OC-1 or higher level signals.

     SYNCHRONOUS TRANSPORT SIGNAL LEVEL 1 (STS-1): The basic logical building block electrical signal with a rate of 51.840 Mb/s.

     SYNCHRONOUS TRANSPORT SIGNAL LEVEL N (STS-N): This electrical signal is obtained by byte interleaving N STS-1 signals together. The rate of the STS-N is N times 51.840 Mb/s.

     TERMINATING MULTIPLEX (TM) : Provides the multiplex functions for multiplexing and demultiplexing between the DS1 or higher signal level and the SONET OC-N level.

     ACCEPTANCE CRITERIA. The acceptance criteria for DS1, DS3, OC-3, OC-12, OC-48, OC-3c, OC-12c, and OC-48c circuits between Qwest Network Interface points is to provide the performance levels shown below during a 60 minute test period. If no errors are observed during the first 15 minutes of the test, the facility may be considered acceptable. Access connections to customer location will be tested in accordance with Bell Publication 62508.

          - The tables below are based on QCC owned fiber optic network only and on the Bellcore Specifications of the SONET delivery of DS1, DS3, OC-3, OC-12, OC-48, OC-3c, OC-12c, and OC-48c directly off the SONET Backbone.

          - If the DS1, DS3, OC-3, OC-12, OC-48, OC-3c, OC-12c, and OC-48c service is delivered at the STS1 level then the general performance objectives fall into the industry standard.

     DS1, DS3 The table below defines the general performance objectives for DS1 service operating at 1.544 Mb/s, and the general performance objectives for DS3 service operating at 45 Mb/s.

      -----------------------------------------------------------------
         V&H MILES                     EFS                       BER
      -----------------------------------------------------------------
           0 -  250                  99.988%                    10(-15)
      -----------------------------------------------------------------
         251 -  500                  99.983%                    10(-15)
      -----------------------------------------------------------------
         501 - 1000                  99.971%                    10(-15)
      -----------------------------------------------------------------
        1001 - 1500                  99.959%                    10(-15)
      -----------------------------------------------------------------
        1501 - 2000                  99.948%                    10(-15)
      -----------------------------------------------------------------
        2001 - 2500                  99.936%                    10(-15)
      -----------------------------------------------------------------
        2501 - 3000                  99.925%                    10(-15)
      -----------------------------------------------------------------
        3001 - 3500                  99.913%                    10(-15)
      -----------------------------------------------------------------
        3501 - 4000                  99.902%                    10(-15)
      -----------------------------------------------------------------

     OC-3, 12, 48; OC-3c, 12c, 48c

     The table below defines the general performance objectives for OC-3, OC-12, OC-48, OC-3c, OC-12c, and OC-48c.

      -----------------------------------------------------------------
         V&H MILES                     EFS                       BER
      -----------------------------------------------------------------
           0 -  250                  99.989%                    10(-15)
      -----------------------------------------------------------------
         251 -  500                  99.984%                    10(-15)
      -----------------------------------------------------------------
         501 - 1000                  99.974%                    10(-15)
      -----------------------------------------------------------------
        1001 - 1500                  99.964%                    10(-15)
      -----------------------------------------------------------------
        1501 - 2000                  99.954%                    10(-15)
      -----------------------------------------------------------------
        2001 - 2500                  99.944%                    10(-15)
      -----------------------------------------------------------------
        2501 - 3000                  99.933%                    10(-15)
      -----------------------------------------------------------------
        3000 - 3500                  99.923%                    10(-15)
      -----------------------------------------------------------------
        3501 - 4000                  99.913%                    10(-15)
      -----------------------------------------------------------------

                  EXHIBIT C: QWEST ESCALATION AND CONTACT LIST

                          ESCALATION AND CONTACT LIST


      24 Hours Response           "Hot-Line"            800-776-7372
     Specialist on Duty           Direct Line           303-992-1631
   Ring Operations Center          Facsimile            303-992-1762

                              1st Level Escalation
                               On Duty Supervisor

                                  800-776-7372
                             Ring Operations Center

                              2nd Level Escalation
                                  Lance Antieau
                        Manager, Ring Operations Center
                               OFF# 303-992-1603
                               PGR# 888-665-8690
                         E-Mail LANCE.ANTIEAU@QWEST.NET

                              3rd Level Escalation
                                 Kimberly Hicks
                    Acting Director - Ring Operations Center
                               OFF# 303-992-1582
                               PGR# 888-417-4334
                               CELL# 303-907-0330
                        E-Mail KIMBERLY.HICKS@QWEST.NET

           ESCALATION TO VP OPS/ROC......THROUGH MANAGER OR DIRECTOR

                              4th Level Escalation
                                  Mike Henigar

                       Vice President - Network Services
                               OFF# 303-992-5708
                               PGR# 888-284-1741
                         E-Mail MIKE.HENIGAR@QWEST.NET

             ESCALATION BEYOND 4TH LEVEL......THROUGH V.P. OPS/ROC

                  EXHIBIT D: QWEST CAPACITY TECHNOLOGY UPGRADE

1. Qwest's current network technology consists of Nortel's four-fiber bi-directional SONET ring architecture on two fiber strands. It is 8 lambda technology (4 lambdas in each direction per fiber). For purposes of this Agreement, an "upgrade" to this system shall mean an improvement on this technology to, for example, 16 or 32 lambda technology allowing Qwest to derive more capacity from the same fibers as those carrying Globix's IRU.

2. Proportional share of capacity shall be determined as follows: For example, assuming Globix has purchased an OC3 on a segment where Qwest is using 8 lambda technology. Globix's proportional share is 3/(4*192), or 0.39%. If Qwest upgrades to 16 lambda technology, Globix shall be eligible to purchase one (1) additional OC3 (0.39% of total system capacity) on the portion upgraded. If Qwest upgrades to 32 lambda technology, Globix shall be eligible to purchase an additional three (3) OC3's (1.17% of total system capacity).

3. Proportional cost shall be determined as follows: If Globix were eligible to purchase an additional OC3 because of Qwest's upgrade to 16 lambda technology, Globix shall pay to Qwest 0.39% of Qwest's total cost of such upgrade. Total equipment and installation costs for such upgrade shall include without limitation transport gear and terminal equipment (optronics), tributary cards associated with Globix's bandwidth requirements, incremental land & buildings required to house the upgraded equipment, installation required for the upgrade, and other miscellaneous costs associated with and required to install the upgrade without mark-up. Engineering and other overhead costs shall also be included when computing the total cost to Globix.

4. Once complete, Qwest's network will be SONET ring-protected. In the event of a Qwest upgrade, Qwest must install upgraded SONET ring equipment in all sites on a particular ring, not just on a particular segment. The capacity purchased by Globix is ring-protected, as such, Globix's proportional share of the total costs shall be based on Qwest's total cost to upgrade the ring or rings. The proportion is still determined based on Note 3, but the total cost will include costs to upgrade the entire ring.


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